UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2010

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction

of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 18, 2010, Green Plains Grain Company LLC and Green Plains Grain Company TN LLC entered into an amendment to the Second Amended and Restated Revolving Credit Note, originally dated as of April 19, 2010, by and among Green Plains Grain Company LLC, Green Plains Grain Company TN LLC and First National Bank of Omaha. This amendment increases the principal amount of the Revolving Credit Note from $65 million to $107 million, including a $45 million base facility, a $20 million seasonal facility and adds a $42 million bulge facility through March 31, 2011, which amount shall decrease to $35 million from April 1, 2011 to May 31, 2011 and zero dollars as of June 1, 2011. This amendment also extends the due date of the remaining portion of the Revolving Credit Note to August 1, 2011.

On November 18, 2010, Green Plains Grain Company LLC and Green Plains Grain Company TN LLC also entered into an amendment to the Second Amended and Restated Credit Agreement, originally dated as of April 19, 2010, by and among Green Plains Grain Company LLC, Green Plains Grain Company TN LLC and First National Bank of Omaha. In addition to incorporating the above-discussed changes made to the Revolving Credit Note, this amendment modifies working capital covenant amounts.

Discussed above are the key amendments to the Revolving Credit Note and the Credit Agreement, which is not intended to be inclusive of all modifications. These amendments are attached as exhibits hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit
10.1	First Amendment dated November 18, 2010 to the Second Amended and Restated Revolving Credit Note dated as of April 19, 2010 by and among Green Plains Grain Company LLC, Green Plains Grain Company TN LLC and First National Bank of Omaha

10.2	Second Amendment dated November 18, 2010 to the Second Amended and Restated Credit Agreement dated as of April 19, 2010 by and among Green Plains Grain Company LLC, Green Plains Grain Company TN LLC and First National Bank of Omaha

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS RENEWABLE ENERGY, INC.

Date: November 23, 2010	By:	/s/ Todd A. Becker
Todd A. Becker President & Chief Executive Officer (Principal Executive Officer)

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